Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated 7 June 2022, with respect to the consolidated financial statements of Rentokil Initial plc, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

London, United Kingdom

July 22, 2022